Exhibit 5.1

TroyGould pc 1801 Century Park East, 16th Floor Los Angeles, California 90067-2367 Tel (310) 553-4441 | Fax (310) 201-4746 www.troygould.com

TroyGould PC ● (310) 789-1290 ● dficksman@troygould.com	File No.

July 8, 2025

Lixte Biotechnology Holdings, Inc.

680 E. Colorado Boulevard, Suite 180

Pasadena, CA 91101

Dear Ladies and Gentlemen:

We have acted as counsel to Lixte Biotechnology Holdings, Inc., a Delaware corporation (the “Company”), relating to the offering by the Company of an aggregate of 210,675 shares of Common Stock (the “Shares”); and Pre-Funded Warrants (the “Pre-Funded Warrants “) to purchase an aggregate of 763, 351 shares of Common Stock (the “Pre-Funded Warrant Shares”). The Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares are referred to herein collectively as the “Securities”.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining other than as expressly stated herein with respect to the issue of the Shares, Pre-Funded Warrants and Pre-Funded Warrant Shares. The Securities are being sold pursuant to a Purchase Agreement dated July 3,2025 entered into between the Company and the purchasers identified on the signature page thereto.

In connection with our opinion, we have examined the form of Pre-Funded Warrant and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Shares, when issued by the Company against payment therefor in the circumstances contemplated by the Purchase Agreement, will have been duly authorized for issuance by all necessary corporate action by the Company, and will be validly issued, fully paid and non-assessable;

Lixte Biotechnology Holdings, Inc.

July 8, 2025

2. The Pre-Funded Warrants when issued by the Company against payment therefor , will have been duly authorized by all necessary corporate action of the Company and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms;

3. The Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants when issued by the Company against payment therefor (not less than par value) will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following qualifications:

A. The opinion expressed herein with respect to the legality, validity, binding nature and enforceability of the Pre-Funded Warrants is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B. The foregoing opinions are limited to the General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

Very truly yours

TroyGould PC